Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

QL HOLDINGS LLC

Dated as of October 27, 2020

THE UNITS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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ARTICLE 7
MANAGEMENT AND CONTROL OF BUSINESS

Section 7.01.	Management	20
Section 7.02.	Investment Company Act	20

ARTICLE 8
OFFICERS

Section 8.01.	Officers	20
Section 8.02.	Other Officers and Agents	21
Section 8.03.	Chief Executive Officer	21
Section 8.04.	Treasurer	21
Section 8.05.	Secretary	21
Section 8.06.	Other Officers	21

ARTICLE 9
TRANSFERS OF INTERESTS; ADMITTANCE OF NEW MEMBERS

Section 9.01.	Transfer of Units	21
Section 9.02.	Transfer of Intermediate Holdco’s Interest	22
Section 9.03.	Recognition of Transfer; Substitute and Additional Members	22
Section 9.04.	Expense of Transfer; Indemnification	23
Section 9.05.	Exchange Agreement	23
Section 9.06.	Restrictions on Business Combination Transactions	23

ARTICLE 10
DISSOLUTION AND TERMINATION

Section 10.01.	Dissolution	23
Section 10.02.	Termination	24

ARTICLE 11
EXCULPATION AND INDEMNIFICATION

Section 11.01.	Exculpation	25
Section 11.02.	Indemnification	25
Section 11.03.	Expenses	25
Section 11.04.	Non-Exclusivity	26
Section 11.05.	Insurance	26

ARTICLE 12
ACCOUNTING AND RECORDS; TAX MATTERS

Section 12.01.	Accounting and Records	26
Section 12.02.	Tax Returns	26
Section 12.03.	Tax Partnership	26
Section 12.04.	Tax Elections	26
Section 12.05.	Tax Controversies	27

ARTICLE 13
ARBITRATION

ARTICLE 14
MISCELLANEOUS PROVISIONS

Section 14.01.	Entire Agreement	28
Section 14.02.	Binding on Successors	28
Section 14.03.	Managing Member’s Business	28
Section 14.04.	Governing Law	28
Section 14.05.	Headings	29

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Section 14.06.	Severability	29
Section 14.07.	Notices	29
Section 14.08.	Amendments	29
Section 14.09.	Consent to Jurisdiction	30
Section 14.10.	WAIVER OF JURY TRIAL	30
Section 14.11.	Tax Receivables Agreement	30

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FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QL HOLDINGS LLC

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of QL Holdings LLC, a Delaware limited liability company ( the “Company”), dated as of October 27, 2020 is adopted, executed and agreed to, for good and valuable consideration, by Guilford Holdings, Inc., a Delaware corporation (“Intermediate Holdco”), Insignia QL Holdings, LLC, a Delaware limited liability company (“ICP Main Fund Buyer”), Insignia A QL Holdings, LLC, a Delaware limited liability company (“ICP Parallel Fund Buyer” and, together with ICP Main Fund Buyer, “Insignia”), the Management Parties (as defined below), and each of the other Members identified on Exhibit A hereto, as Members, and, solely for the purposes of Section 3.01(b), Section 3.01(c), Section 3.02(b), Section 3.02(d), Section 3.02(e), Article 13, Section 14.09 and Section 14.10, MediaAlpha, Inc. (“Pubco”). Capitalized terms used but not simultaneously defined are defined in or by reference to Section 1.01.

W I T N E S E T H:

WHEREAS, the Company was formed as a limited liability company on March 7, 2014, pursuant to the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.) (as amended from time to time, the “Delaware LLC Act”) by the filing of its Certificate of Formation (as amended, the “Certificate”) with the Secretary of State;

WHEREAS, Pubco and the Company have entered into an underwriting agreement with the several underwriters named therein, providing for the initial public offering (the “IPO”) of the Class A common stock, par value $0.01 per share, of Pubco (the “Class A Common Stock”);

WHEREAS, in connection with the IPO, Pubco, the Company and certain other Persons have entered into a Reorganization Agreement, dated as of the date hereof (the “Reorganization Agreement”), pursuant to which the parties thereto have agreed to consummate a series of reorganization transactions (collectively, the “Reorganization Transactions”);

WHEREAS, prior to the IPO and the Reorganization Transactions, WTM (through its then wholly owned subsidiary Intermediate Holdco), Insignia, the Founders (as defined below) and certain other employees of the Company held directly or indirectly all of the equity interests in the Company (collectively, the “Prior Units”) under the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 1, 2020 (as amended, the “Prior LLC Agreement”), pursuant to which the Company has heretofore been governed;

WHEREAS, in connection with the IPO and the Reorganization Transactions, among other things, (i) the Prior LLC Agreement is being amended and restated to reflect (x) a recapitalization of the Company through the conversion of the Prior Units into two new classes of equity consisting of the Class A-1 Units (as defined below) initially held by Intermediate Holdco, and Class B-1 Units (as defined below) initially held by Insignia, the Management Parties and certain other employees of the Company, including the Legacy Profits Interest Holders and (y) the designation of Intermediate Holdco as sole Managing Member, (ii) Intermediate Holdco is acquiring a portion of the Class B-1 Units held by Insignia and the Management Parties and all of the Class B-1 Units held by the Legacy Profits Interest Holders and thereafter (iii) the Legacy Profits Interest Holders are withdrawing as Members; and

WHEREAS, as of the date of this Agreement, Intermediate Holdco, Insignia and the Management Parties desire to amend and restate the Prior LLC Agreement in its entirety as set forth herein to give effect to the foregoing and the other Reorganization Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior LLC Agreement in its entirety as set forth herein and further agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01. Definitions. As used in this Agreement, the following terms have the following meanings:

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or period, adjusted as follows:

(a) increased by the sum of (x) any amounts which such Member is obligated or has agreed to contribute (but has not yet contributed) to the Company pursuant to this Agreement and (y) the amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(c), Treas. Reg. §1.704-2(g)(1) and Treas. Reg. §1.704-2(i)(5); and

(b) decreased by the items described in subclauses (4), (5) and (6) of Treas. Reg. §1.704-1(b)(2)(ii)(d) with respect to such Member.

“Adjustment Notice” is defined in Section 12.05(b).

“Affiliate” means, when used with respect to a specified Person, any Person that directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person; provided that none of the Management Parties, WTM and Insignia or any of their respective Affiliates shall be deemed to be an Affiliate of Pubco, the Company or any of their respective Subsidiaries.

“Agreement” is defined in the preamble.

“Allocable Share” is defined in Section 12.05(b).

“Applicable Law” means, to the extent applicable to the Company or its activities or any Member, as applicable: (a) all U.S. federal and state statutes and laws and all statutes and laws of foreign countries; (b) all rules and regulations (including interpretations thereof) of all regulatory agencies, organizations and bodies; and (c) all rules and regulations (including interpretations thereof) of all self-regulatory agencies, organizations and bodies now or hereafter in effect.

“Assumed Tax Liability” means, with respect to a Fiscal Quarter, an amount equal to the greater of (i) the U.S. Federal, state, local and non-U.S. taxes owed by Pubco and its Subsidiaries (including any taxes of the Company and its Subsidiaries, but only to the extent they are allocable to and payable by Pubco or members of Pubco’s Consolidated Group) for the Fiscal Quarter (other than obligations to remit any amounts withheld from payments to third parties), and (ii) the amount determined under clause (i) if Net Profit and Net Loss (and any other applicable tax items) were allocated to Pubco and its Subsidiaries for the entire Fiscal Quarter based on their Percentage Interests as of the end of the Fiscal Quarter.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“BBA Rules” means Subchapter C of Chapter 63 of the Code Sections 6221 through 6241, as amended, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Book Value” means, with respect to any property, such property’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as reasonably determined by the Managing Member;

(b) The Book Values of all properties shall be adjusted to equal their respective Fair Market Values as determined in the Managing Member’s discretion in connection with (i) the acquisition of an interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, or (iii) the liquidation of the Company within the meaning of Treas. Reg. §1.704-1(b)(2)(ii)(g);

(c) The Book Value of property distributed to a Member shall be the Fair Market Value of such property as determined by the Managing Member; and

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such property pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. §1.704-1 (b)(2)(iv)(m) and clause (f) of the definition of Net Profits and Net Losses; provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Managing Member determines that an adjustment pursuant to clause (b) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Book Value of property has been determined or adjusted pursuant to clause (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses and other items allocated pursuant to Article 6.

“Business Combination Transaction” is defined in the Pubco Charter.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to close.

“Capital Account” is defined in Section 6.01(a).

“Capital Contribution” means the amount of all cash capital contributions by a Member to the Company and the Fair Market Value of any property contributed by a Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code).

“Cash Consideration” means, with respect to any applicable exchange pursuant to Section 3.07, an amount in cash equal to the product of (x) the number of Class B-1 Units to be exchanged, (y) the Exchange Rate in effect at the time of the exchange and (z) the Class A Common Stock Value.

“Certificate” is defined in the recitals.

“Class A Common Stock” is defined in the recitals.

“Class A Common Stock Value” means the last closing trade price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, on the Trading Day immediately prior to the date of the applicable exchange, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class A Common Stock Value shall be determined in good faith by a majority of the directors of Pubco that do not have an interest in the Class B-1 Units to be exchanged.

“Class A-1 Units” is defined in Section 3.01(a).

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Pubco.

“Class B-1 Units” is defined in Section 3.01(a).

“Class B-1 Units Vesting Agreement” is defined in Section 3.01(c).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble.

“Company Minimum Gain” means “partnership minimum gain” as that term is defined in Treas. Reg. §1.704-2(d).

“Consolidated Group” means any affiliated, combined, unitary or consolidated group of corporations that files a consolidated income tax return (including pursuant to Section 1501 of the Code).

“Consolidated Transaction” is defined in Section 9.06(b).

“Control”, including the correlative terms “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Delaware LLC Act” is defined in the recitals.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to property for such Fiscal Year, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treas. Reg. §1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treas. Reg. §1.704-3(d)(2) and (b) with respect to any property the Book Value of which differs from its adjusted tax basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Fiscal Year is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Designating Stockholders” is defined in Section 11.02.

“Dispute” is defined in Article 13.

“Economic Risk of Loss” has the meaning assigned to such term in Treas. Reg. §1.752-2(a).

“Effective Time” means immediately prior to the completion of the IPO.

“Entity Classification Election” is defined in Section 12.03.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests, other share capital or securities containing any profit participation features, (b) any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible or exercisable into or exchangeable for any capital stock, membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any equity securities, rights or instruments issued or issuable with respect to any of the foregoing referred to in clauses (a) through (d) above in connection with a combination, subdivision, recapitalization, merger, consolidation, conversion, share exchange or other reorganization or similar event or transaction.

“Exchange” is defined in the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Pubco, the Company, Intermediate Holdco, Insignia and the Management Parties.

“Exchange Rate” means, with respect to (i) the holder of any Class B-1 Units that is a party to the Exchange Agreement, the meaning ascribed to such term in the Exchange Agreement and (ii) any other holder of any Class B-1 Units, the number of shares of Class A Common Stock for which one Class B-1 Unit will be exchanged pursuant to Section 3.07.

“Fair Market Value” means, with respect to specified property as of any date, the fair market value for such property as between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell in an arm’s-length transaction occurring on such date, taking into account all relevant factors determinative of value (including in the case of securities any restrictions on transfer applicable thereto), as is reasonably determined in good faith by the Managing Member.

“Fiscal Quarter” means, any of the four periods commencing, January 1, April 1, July 1 and October 1 and ending March 31, June 30, September 30 and December 31, respectively, or such other periods as the Managing Member may determine to take into account changes in the periods for which estimated U.S. federal income tax payment are due under applicable law.

“Fiscal Year” means, except as otherwise required by Applicable Law, for the Company’s financial reporting and federal income tax purposes, a period commencing January 1 and ending December 31 of each year, or such other period as the Managing Member may determine.

“Founder Holding Vehicles” means, collectively, the Founder Trusts and QuoteLab Holdings, Inc., a Delaware corporation classified as an S corporation for U.S. federal income tax purposes.

“Founder Trusts” means, collectively, OBF Investments, LLC, a Nevada limited liability company, O.N.E. Holdings LLC, a Washington limited liability company, and Wang Family Investments LLC, a Washington limited liability company.

“Founders” means Steven Yi, Eugene Nonko and Ambrose Wang, directly or indirectly through the Founder Holding Vehicles through which they hold their equity interests in the Company.

“Indemnitee” is defined in Section 11.02.

“Initiating Party” is defined in Article 13.

“Insignia” is defined in the preamble.

“Intermediate Holdco” is defined in the preamble.

“Intermediate Holdco Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, by and between Pubco and WTM, relating to WTM’s contribution of Intermediate Holdco to Pubco in exchange for Class A Common Stock.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“IPO” is defined in the recitals.

“Losses” is defined in Section 11.02.

“Legacy Profits Interest Holders” means, collectively, those Persons listed on Schedule I hereto, each of whom, pursuant to the Reorganization Agreement and as contemplated by this Agreement, have withdrawn as Member as of the Effective Time and after giving effect to the Reorganization Transactions.

“Management Parties” means, collectively, Steven Yi, the Founder Holding Vehicles and the Non-Founder Senior Executives.

“Managing Member” means Intermediate Holdco, which, as of the Effective Time, is a wholly owned Subsidiary of Pubco.

“Member” means each Person listed on Exhibit A hereto and each other Person that becomes a member of the Company as provided herein, so long as such Person continues as a member of the Company.

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treas. Reg. §1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treas. Reg. §1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treas. Reg. §1.704-2(i)(1).

“Net Profits” and “Net Losses” for any Fiscal Year or other period means, respectively, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of “Net Profits” and “Net Losses” shall be subtracted from such taxable income or loss;

(c) In the event the Book Value of any asset is adjusted pursuant to clause (b), clause (c) or clause (d) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treas. Reg. §1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

(g) Any items that are allocated pursuant to Section 6.04 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof but shall not be taken into account in computing Net Profits and Net Losses.

“Non-Founder Senior Executives” means, collectively, Keith Cramer, Tigran Sinanyan, Lance Martinez, Brian Mikalis, Robert Perine, Jeff Sweetser, Serge Topjian and Amy Yeh.

“Nonrecourse Deductions” is defined in Treas. Reg. §1.704-2(b)(1).

“Notice” is defined in Section 14.07.

“Panel” is defined in Article 13.

“Percentage Interest” means, with respect to each Member, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Class A-1 Units and Class B-1 Units held by such Member and the denominator of which is the aggregate number of Class A-1 Units and Class B-1 Units held by all the Members (it being understood that if the Company hereafter issues any Equity Securities other than Class A-1 Units or Class B-1 Units, then this definition shall be changed pursuant to an amendment of this Agreement in accordance with the terms hereof). The initial Percentage Interest of each Member are set forth on Exhibit A hereto.

“Permitted Transferee” means, with respect to a Member, as applicable, and in the case of Intermediate Holdco, subject to Section 9.02, (i) the spouse of, or any Person related by blood or adoption to, such Member, (ii) any trust, or family partnership or family limited liability company, the sole beneficiary of which is such Member, the spouse of, or any Person related by blood or adoption to, such Member, (iii) an Affiliate of such Member, (iv) in the context of a distribution by such Member to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or stockholders of such Member, or the partners, members or stockholders of such partners, members or stockholders and (v) any other Member.

“Permitted Transferee Member” means a Permitted Transferee that is admitted as a Member pursuant to the terms of this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee, or entity in a representative capacity, and any government or agency or political subdivision thereof.

“Prior LLC Agreement” is defined in the recitals.

“Prior Units” is defined in the recitals.

“Pubco” is defined in the recitals.

“Pubco Charter” means the Amended and Restated Certificate of Incorporation of Pubco dated as of the date hereof.

“Pull-In Election” is defined in Section 12.05(c).

“Push-Out Election” is defined in Section 12.05(d).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Pubco, WTM, Insignia and the Management Parties.

“Regulatory Allocations” is defined in Section 6.04(b).

“Reorganization Agreement” is defined in the recitals.

“Reorganization Transactions” is defined in the recitals.

“Responding Party” is defined in Article 13.

“Restricted Transaction” is defined in Section 9.06(a).

“SEC” means the Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 1.704-3(c)(3)(iii)(B) Method” is defined in Section 6.05(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Exchange” means a share exchange involving more than 50% of the shares of common stock of Pubco. Share exchanges effected in accordance with the Exchange Agreement shall not constitute nor be counted towards the occurrence of a “Share Exchange” for purposes of this Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among Pubco, WTM, Insignia and the Founders.

“Subsidiary” means, with respect to any Person, (a) any corporation, limited liability company or other entity, a majority of the capital stock or other equity interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person or (b) a partnership in which such Person or any direct or indirect Subsidiary is a general partner.

“Tax Withholding Advance” is defined in Section 5.04(b).

“Tax Distribution Date” means April 10 (with respect to the Fiscal Quarter beginning January 1 and ending March 31), June 10 (with respect to the Fiscal Quarter beginning April 1 and ending June 30), September 10 (with respect to the Fiscal Quarter beginning July 1 and ending September 30) and December 10 (with respect to the Fiscal Quarter beginning October 1 and ending December 31) of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Tax Distributions” is defined in Section 5.02(a).

“Tax Matters Member” is defined in Section 12.05(a).

“Tax Receivables Agreement” means the Tax Receivables Agreement, dated as of the date hereof, by and among Pubco, the Company, White Mountains Insurance Group, Ltd., Insignia and the Management Parties.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Documents” means, collectively, this Agreement, the Reorganization Agreement, the Exchange Agreement, the Tax Receivables Agreement, the Registration Rights Agreement and the Stockholders Agreement.

“Transfer” is defined in Section 9.01.

“Treasury Regulations” or “Treas. Reg.” means the final (or, where expressly noted, temporary or proposed) regulations promulgated under the Code, as amended, supplemented or modified from time to time.

“Unit” is defined in Section 3.01(a).

“Unvested Class B-1 Units” is defined in Section 3.01(c).

“Unvested Prior Units” is defined in Section 3.01(c).

“WTM” means White Mountains Investments (Luxembourg) S.à r.l.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Annexes are to Articles, Sections, Exhibits and Annexes of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit and not otherwise defined therein has the meaning ascribed to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, restated, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Laws.

ARTICLE 2

ORGANIZATION

Section 2.01. Formation; Amendment and Restatement. The Company was formed as a Delaware limited liability company under and pursuant to the Delaware LLC Act. The Members agree to continue the Company as a limited liability company under the Delaware LLC Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware LLC Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware LLC Act, control.

Section 2.02. Company Name. The name of the Company is QL Holdings LLC. The business of the Company may be conducted under that name or such other names as the Managing Member may from time to time designate; provided, however, that the Company complies with Applicable Law relating to name changes and the use of fictitious and assumed names.

Section 2.03. Purposes of the Company. The purposes of the Company are to carry on any lawful business or activity and to have and exercise all of the powers, rights and privileges which a limited liability company organized pursuant to the Delaware LLC Act may have and exercise. The Company shall not conduct any business which is forbidden by or contrary to Applicable Law.

Section 2.04. Principal Place of Business. The principal place of business of the Company shall be 700 S. Flower St., Suite 640, Los Angeles, California, 90017, or such other place as the Managing Member may designate from time to time. The Company may establish or abandon from time to time such additional offices and places of business as the Managing Member may deem appropriate in the conduct of the Company’s business.

Section 2.05. Registered Office and Agent. The name of the registered agent for service of process of the Company and the address of the Company’s registered office in the State of Delaware shall be Registered Agent Solutions, Inc., 9 E. Loockerman Street, Suite 311, Dover, Delaware 19901, or such other agent or office in the State of Delaware as the Managing Member or the officers may from time to time determine.

Section 2.06. Qualification in Other Jurisdictions. The Managing Member or a duly authorized officer of the Company shall execute, deliver and file certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the jurisdictions in which the Company may wish to conduct business. In those jurisdictions in which the Company may wish to conduct business in which qualification or registration under assumed or fictitious names is required or desirable, the Managing Member or a duly authorized officer of the Company shall cause the Company to be so qualified or registered in compliance with Applicable Law.

Section 2.07. Term. The term of the Company shall continue indefinitely unless the Company is dissolved in accordance with the provisions of this Agreement and the Delaware LLC Act.

Section 2.08. No State-law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or officer be a partner of or in a joint venture with any other Member or officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.08, and this Agreement shall not be construed to the contrary. The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes (as well as under any applicable state or local income tax laws), and the Company shall not elect or permit itself or any of its Subsidiaries to be treated as an association taxable as a corporation for U.S. federal income tax purposes (or under any applicable state or local income tax laws).

ARTICLE 3

CAPITALIZATION

Section 3.01. Units; Capitalization.

(a) Units; Capitalization. Each Member’s interest in the Company, including such Member’s interest, if any, in the capital, income, gain, loss, deduction and expense of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement, shall be represented by units of limited liability company interest (each, a “Unit”). The Company shall initially have two authorized classes of Units designated “Class A-1 Units” and “Class B-1 Units.” The total number of authorized Units consists of an unlimited number of authorized Class A-1 Units and 100,000,000 Class B-1 Units. The ownership by a Member of Units shall entitle such Member to allocations of profits and losses and other items and distributions of cash and other property as is set forth in Article 5 and Article 6, respectively.

(b) Issuances of Class A-1 Units to Managing Member. In connection with the IPO and pursuant to the Reorganization Agreement, (i) the Company converted all Prior Units then held by Intermediate Holdco into Class A-1 Units, (ii) Intermediate Holdco acquired a portion of the Class B-1 Units then held by Insignia and the Management Parties and all of the Class B-1 Units then held by the Legacy Profits Interest Holders, (iii) Intermediate Holdco contributed such acquired Class B-1 Units to the Company and (iv) the Company converted such Class B-1 Units into Class A-1 Units, such that, at the Effective Time and after giving effect to the Reorganization Transactions, Intermediate Holdco, as Managing Member, holds the number of Class A-1 Units set forth opposite its name under the column “Class A-1 Units” on Exhibit A, which shall represent all the Class A-1 Units then outstanding. After the Effective Time, (A) additional Class A-1 Units may only be issued to the Managing Member in accordance with the terms and conditions of this Agreement and (B) for each Class A-1 Unit the Company issues to the Managing Member, Pubco shall issue a number of Class A Common Stock based on the Exchange Rate then in effect.

(c) Issuances of Class B-1 Units. In connection with the IPO and pursuant to the Reorganization Agreement, (i) the Company converted all Prior Units (other than those then held by Intermediate Holdco) into Class B-1 Units, (ii) Insignia and the Management Parties conveyed a portion of the Class B-1 Units held by them to Intermediate Holdco, (iii) the Legacy Profits Interest Holders conveyed all of the Class B-1 Units held by them to Intermediate Holdco and withdrew as Members. At the Effective Time and after giving effect to the Reorganization Transactions, Class B-1 Units shall be held in such numbers as set forth opposite the applicable Member’s name under the column “Class B-1 Units” on Exhibit A, which shall collectively represent all the Class B-1 Units then outstanding. Each Class B-1 Unit issued upon the conversion of a Prior Unit representing “profits interests” within the meaning of Revenue Procedure Procedures 93-27 and 2001-43 for U.S. federal income tax purposes and for which the applicable conditions to vesting of such Prior Unit under the applicable the applicable Restricted Unit Plan and Restricted Unit Award Agreement pursuant to which such Prior Unit was issued have not been satisfied in full as of the time of the IPO (any such Prior Unit, an “Unvested Prior Unit”) shall be issued subject to the terms of such Restricted Unit Plan and Restricted Unit Award Agreement which are hereby incorporated herein by reference mutatis mutandis, except that references to the applicable Unvested Prior Unit shall be deemed to refer to the corresponding Class B-1 Units upon the conversion of such Unvested Prior Unit (“Unvested Class B-1 Units”), and any references to the rights and distributions of the Unvested Prior Unit as a “profits interest” for U.S. federal income tax purposes shall be interpreted to refer to such corresponding Unvested Class B-1 Units as a capital interest in the Company for U.S. federal income tax purposes. Notwithstanding the immediately preceding sentence, if any holder of Unvested Class B-1 Units has subscribed for shares of Class B Common Stock and entered into separate agreements with the Company relating to the terms of vesting of such Unvested Class B-1 Units (each, a “Class B-1 Unit Vesting Agreement”), the provisions of which may be determined, altered or waived in the sole discretion of the Managing Member subject to any consents required under the applicable Class B-1 Unit Vesting Agreement, then the terms of such Class B-1 Unit Vesting Agreement shall supersede and govern with respect to such Unvested Class B-1 Units. After the Effective Time, for each Class B-1 Unit the Company issues to a Member, Pubco shall issue one Class B Common Stock to such Member.

(d) Members. The Managing Member and the Persons listed on Exhibit A are the sole Members of the Company as of the Effective Time, and after giving effect to the Reorganization Transactions. Exhibit A may be amended by the Company from time to time in accordance with Section 4.01, but may not be amended to reduce the economic rights of a Member, unless solely to reflect a transfer or exchange of the units of such Member.

(e) Certificates; Legends. Units shall be issued in uncertificated form; provided that, at the request of any Member, the Managing Member shall cause the Company to issue one or more certificates to any such Member holding Class B-1 Units representing in the aggregate the Class B-1 Units held by such Member. If any certificate representing Class B-1 Units is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES CLASS B-1 UNITS REPRESENTING A MEMBERSHIP INTEREST IN QL HOLDINGS LLC AND IS A SECURITY WITHIN THE MEANING OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE MEMBERSHIP INTEREST IN QL HOLDINGS LLC REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THE MEMBERSHIP INTEREST IN QL HOLDINGS LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF QL HOLDINGS LLC, DATED AS OF OCTOBER 27, 2020, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

Section 3.02. Authorization and Issuance of Additional Units.

(a) The Managing Member shall have the right to cause the Company to issue and/or create and issue at any time after the date hereof, and for such amount and form of consideration as the Managing Member may determine, additional Units (of Class A-1 Units, Class B-1 Units or new classes) or other Equity Securities of the Company (including creating classes or series thereof having such powers, designations, preferences and rights as may be determined by the Managing Member), subject to Section 14.08. The Managing Member shall have the power to make such amendments to this Agreement in order to provide for such powers, designations, preferences and rights as the Managing Member in its discretion deems necessary or appropriate to give effect to such additional authorization or issuance in accordance with the provisions of this Section 3.02(a), subject to Section 14.08.

(b) At any time Pubco issues one or more shares of Class A Common Stock (other than an issuance of the type covered by Section 3.02(c) or Section 3.02(e)), Pubco shall promptly contribute all the net proceeds (if any) received by Pubco with respect to such shares of Class A Common Stock to (A) Intermediate Holdco, which in turn shall promptly contribute all such net proceeds to the Company or (B) a holder of Class B-1 Units in exchange for (i) a corresponding number of Class B-1 Units pursuant to Section 3.07 (such Class B-1 Units shall automatically be canceled on the books and records of the Company and shall no longer be deemed issued and outstanding membership interests of the Company) or (ii) if such holder has subscribed for shares of Class B Common Stock and is party to the Exchange Agreement, a corresponding number of Class B-1 Units and shares of Class B Common Stock pursuant to the Exchange Agreement (in which case the Company will cancel such Class B-1 Units pursuant to Section 2.01(b)(iii) of the Exchange Agreement). Upon the contribution of all such net proceeds, the Managing Member shall cause the Company to issue to Intermediate Holdco a number of Class A-1 Units determined based upon the Exchange Rate then in effect.

(c) At any time Pubco issues one or more shares of Class A Common Stock to a holder of Class B-1 Units in exchange for (i) a corresponding number of Class B-1 Units pursuant to Section 3.07, such Class B-1 Units shall automatically be canceled on the books and records of the Company and shall no longer be deemed issued and outstanding membership interests of the Company or (ii) if such holder has subscribed for shares of Class B Common Stock and is party to the Exchange Agreement, a corresponding number of Class B-1 Units and shares of

Class B Common Stock pursuant to the Exchange Agreement, the Company shall cancel such Class B-1 Units pursuant to Section 2.01(b)(iii) of the Exchange Agreement. Upon any such cancellation by the Company of such Class B-1 Units, the Managing Member shall cause the Company to issue to Intermediate Holdco a number of Class A-1 Units determined based upon the Exchange Rate then in effect.

(d) At any time Pubco issues one or more shares of capital stock of Pubco (other than Class A Common Stock or Class B Common Stock), Pubco shall contribute all the net proceeds (if any) received by Pubco with respect to such share or shares of capital stock to Intermediate Holdco, which in turn shall contribute all such net proceeds to the Company. After Intermediate Holdco contributes to the Company all such net proceeds, then, subject to the provisions of Section 3.02(a) and Section 14.08, the Managing Member shall cause the Company to issue to Intermediate Holdco a corresponding number of Units or other Equity Securities of the Company (other than Class A-1 Units or Class B-1 Units) (such corresponding number of Units to be determined in good faith by the Managing Member, taking into account the powers, designations, preferences and rights of such capital stock). For the avoidance of doubt, such Units or other Equity Securities will have the same economic rights as such issued capital stock of Pubco.

(e) At any time Pubco issues one or more shares of Class A Common Stock in connection with an equity incentive program (including for purposes of this Section 3.02(e), any shares of Class A Common Stock that were issued in connection with the IPO and pursuant to the Reorganization Agreement prior to the Effective Time), whether such share or shares are issued upon exercise (including cashless exercise) of an option, settlement of a restricted stock unit, as restricted stock or otherwise, the Managing Member shall cause the Company to issue to Intermediate Holdco a corresponding number of Class A-1 Units (determined based upon the Exchange Rate then in effect); provided that Pubco shall be required to contribute all the net proceeds (if any) received by Pubco from or otherwise in connection with such issuance of one or more Class A Common Stock, including the exercise price of any option exercised, to Intermediate Holdco, which in turn shall be required to contribute all such net proceeds to the Company. If any such shares of Class A Common Stock so issued by Pubco in connection with an equity incentive program are subject to vesting or forfeiture provisions, then the Class A-1 Units that are issued by the Company to Intermediate Holdco in connection therewith in accordance with the preceding provisions of this Section 3.02(e) (or the Reorganization Agreement, as applicable) shall be subject to vesting or forfeiture on the same basis; if any of such shares of Class A Common Stock vest or are forfeited, then a corresponding number of the Class A-1 Units (determined based upon the Exchange Rate then in effect) issued by the Company in accordance with the preceding provisions of this Section 3.02(e) (or the Reorganization Agreement, as applicable) shall automatically vest or be forfeited. Any cash or property held by either Pubco or the Company or on either’s behalf in respect of dividends paid on restricted Class A Common Stock that fail to vest shall be returned to the Company upon the forfeiture of such restricted Class A Common Stock.

(f) For purposes of this Section 3.02, “net proceeds” means (x) the gross proceeds to Pubco from the issuance of Class A Common Stock or other securities, less (y) all bona fide out-of-pocket fees and expenses of Pubco, Intermediate Holdco, the Company and their respective Subsidiaries actually incurred in connection with such issuance.

Section 3.03. Repurchase or Redemption of Class A Common Stock. If, at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by Pubco for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Class A-1 Units held by Intermediate Holdco (determined based upon the Exchange Rate then in effect), at an aggregate redemption price equal to the aggregate purchase or redemption price of the Class A Common Stock being repurchased or redeemed by Pubco (plus any reasonable expenses related thereto) and upon such other terms as are the same for the Class A Common Stock being repurchased or redeemed by Pubco.

Section 3.04. Repurchase or Redemption of Class B Common Stock. Class B Common Stock shall not be repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) other than pursuant to the Exchange Agreement.

Section 3.05. Repurchase or Redemption of Other Capital Stock. If, at any time, any shares of capital stock of Pubco (other than Class A Common Stock or Class B Common Stock) are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by Pubco for cash, then the Managing Member shall cause the Company, immediately prior to such repurchase or redemption of such shares, to redeem a corresponding number of Units or other Equity Securities described in Section 3.02(c) held by Intermediate Holdco, at an aggregate redemption price equal to the aggregate purchase or redemption price of such capital stock being repurchased or redeemed by Pubco (plus any reasonable expenses related thereto), and upon such other terms as are the same for such capital stock being repurchased or redeemed by Pubco.

Section 3.06. Changes in Common Stock. Any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of Class A Common Stock, Class B Common Stock or other capital stock of Pubco shall be accompanied by an identical subdivision or combination, as applicable, of the Class A-1 Units, Class B-1 Units or other Equity Securities, as applicable.

Section 3.07. Exchange of Class B-1 Units. Unless a holder of Class B-1 Units has subscribed for shares of Class B Common Stock and is party to the Exchange Agreement, in which case the terms of the Exchange Agreement shall supersede this Section 3.07, the Company may, in the sole and absolute discretion of the Managing Member, elect to acquire some or all of the Class B-1 Units at any time, and from time to time, in exchange for a number of shares of Class A Common Stock (determined based on the Exchange Rate then in effect) or, at Pubco’s election, Cash Consideration. On the date hereof, the Exchange Rate shall equal 1. The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit or stock split, unit or stock distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit or stock split, reclassification, reorganization, recapitalization or otherwise) of the Class B-1 Units or any similar event, in each case that is not accompanied by an identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock or any similar event, in each case that is not accompanied by an identical subdivision or combination of the Class B-1 Units. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 3.07 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

ARTICLE 4

MEMBERS

Section 4.01. Names and Addresses. The names and addresses of the Members are set forth on Exhibit A attached hereto and made a part hereof. The Managing Member shall cause Exhibit A to be amended from time to time to reflect the admission of any additional Member, the withdrawal or termination of any Member, receipt by the Company of notice of any change of address of a Member or the occurrence of any other event requiring amendment of Exhibit A, including a change in the number of Units held by any Member.

Section 4.02. No Liability for Status as Member. Except as otherwise set forth in the Delaware LLC Act or under Applicable Law, including in respect of a Member’s obligation to return funds wrongfully distributed to it, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no Member shall have any personal liability whatsoever solely by reason of its status as a Member, whether to the Company or to any creditor of the Company, for the debts, obligations or liabilities of the Company or for any of its losses beyond the amount of such Member’s personal obligation to pay its Capital Contribution to the Company. Except as otherwise expressly provided in the Delaware LLC Act, the liability of each Member for Capital Contributions shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement. In no event shall any Member enter into any agreement or instrument that would create or purport to create personal liability on the part of any other Member for any debts, obligations or liabilities of the Company without the prior written consent of such other Member. It is acknowledged and agreed that no Member is obligated to pay or make any future Capital Contribution to the Company.

Section 4.03. Disclaimer of Certain Duties.

(a) Generally. Notwithstanding any other provision of this Agreement, but subject to Section 11.01, to the extent that, at law or in equity, any Member (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to any Member, to any Person who acquires an interest in the Company or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided that, the Managing Member, in the performance of its duties as such, shall owe to the Company and the Members the same fiduciary duties (including the duties of loyalty and due care) owed by directors of the board of Pubco to Pubco and its stockholders under the laws of the State of Delaware (after giving effect to the limitation of liability of such directors set forth in Section 9.01 of the Pubco Charter to the maximum extent permitted by Section 102(b)(7) of the Delaware General Corporation Law). The elimination of duties (including fiduciary duties) to the Company, each of the Members, each other Person who acquires an interest in in the Company and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, each of the Members, each other Person who acquires an interest in the Company and each other Person bound by this Agreement.

(b) Certain Business Activities.

(i) Subject to Section 4.03(c) and any contractual obligations by which the Company or any or all of the Members may be bound from time to time, none of the Members nor any of their Affiliates shall have a duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company or any of the Company’s Affiliates, including those business activities or lines of business deemed to be competing with the Company or any of the Company’s Affiliates. To the fullest extent permitted by law, none of the Members nor any of their Affiliates, nor any of their respective officers or directors, shall be liable to the Company or its Members, or to any Affiliate of the Company or such Affiliates stockholders or members, for breach of any fiduciary duty, solely by reason of any such activities of any Member or its Affiliates, or of the participation therein by any officer or director of any Member or its Affiliates.

(ii) To the fullest extent permitted by law, but subject to any contractual obligations by which the Company or any or all of the Members may be bound from time to time, none of the Members nor any of its Affiliates shall have a duty to refrain from doing business with any client, customer or vendor of the Company or any of the Company’s Affiliates, and without limiting Section 4.03(c), none of the Members nor any of their Affiliates nor any of their respective officers, directors or employees shall be deemed to have breached his, her or its fiduciary duties, if any, to the Company or its Members or to any Affiliate of the Company or such Affiliate’s stockholders or members solely by reason of engaging in any such activity. Any director of the board of Pubco nominated by a Member or its applicable Affiliate pursuant to the Stockholders Agreement may consider both the interests of such Member and such Member’s obligations hereunder in exercising such director’s powers, rights and duties hereunder and as a director of Pubco, the sole stockholder of the Managing Member.

(c) Corporate Opportunities. Subject to any contractual provisions by which the Company or any or all of the Members or their respective Affiliates may be bound from time to time, in the event that any Member or any of their Affiliates or any of their respective officers, directors or employees, acquires knowledge of a potential transaction or other matter which may be an opportunity for any Member (or any of its respective Affiliates), on the one hand, and the Company (or any of its Affiliates), on the other hand, none of the Members nor any of their Affiliates, officers, directors or employees shall have any duty to communicate or offer such opportunity to the Company or any of its Affiliates, and to the fullest extent permitted by law, none of the Members nor any of their Affiliates, officers, directors or employees shall be liable to the Company or its Members, or any Affiliate of the Company or such Affiliate’s stockholders or members, for breach of any fiduciary duty or otherwise, solely by reason of the fact that such Member or any of its Affiliates, officers, directors or employees acquires, pursues, or obtains such opportunity for itself, directs such opportunity to another person, or otherwise does not communicate information regarding such opportunity to the Company or any of its Affiliates, and the Company (on behalf of itself and its Affiliates and their respective stockholders and Affiliates) to the fullest extent permitted by law hereby waives and renounces any claim that such business opportunity constituted an opportunity that should have been presented to the Company or any of its Affiliates.

Section 4.04. Transactions Between Members and the Company. Except as otherwise provided by Applicable Law, a Member may, but shall not be obligated to, lend money to the Company, act as a surety or guarantor for the Company, or transact other business with the Company, and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member, provided such transactions shall be entered into on terms and conditions customary in arm’s-length transactions between unrelated parties.

Section 4.05. Meeting of Members. Any action permitted or required to be taken by the Members pursuant to this Agreement may be effected at a meeting of such Members called by the Managing Member, in its discretion at any time from time to time, by the Managing Member giving not less than five days’ prior written notice to all other Members, which notice shall state briefly the purpose, time and place of the meeting. All such meetings shall be held within or outside the State of Delaware at such reasonable place as the Managing Member shall designate and during normal business hours, and may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. The Members may vote at any such meeting in person or by proxy. Participation in such a meeting shall constitute presence in person at such meeting. No notice of the time, place or purpose of any meeting need be given to any Member who, either before or after the time of such meeting, waives such notice in writing. At any meeting of the Members, the Managing Member, whether present in person or by proxy, shall, except as otherwise provided by law or by this Agreement, constitute a quorum. Whenever any Company action is to be taken by vote of the Members at a meeting, such action shall be authorized upon receiving the affirmative vote of the Managing Member. For the avoidance of doubt, Members owning Class B-1 Units shall not be entitled, with respect to such Class B-1 Units, to vote on or approve or consent to any action permitted or required to be taken or any determination required to be made by the Company or the Members, including the right to vote on or approve or consent to any merger or consolidation involving the Company, or any amendment to this Agreement, other than pursuant to Section 14.08.

Section 4.06. Action by Members Without Meeting. Any action permitted or required to be taken by the Members pursuant to this Agreement that may be effected at a meeting of the Members may instead be effected by consent in writing or by electronic transmission of the Managing Member, with the same effect as if taken at a meeting of the Members.

Section 4.07. Limited Rights of Members. Other than as provided in this Article 4 and Article 10 (and Article 7 in the case of the Managing Member), no Member, in such Person’s capacity as a Member, shall have the power or authority to act for or on behalf of, or to bind, the Company, or to vote at any meeting of the Members.

Section 4.08. Withdrawal of Members. A Member does not have the right to withdraw from the Company as a Member (except in connection with a Transfer of all of the Units of such Member in accordance with this Agreement) and any attempt to violate the provisions of this Section 4.08 shall be legally ineffective and void ab initio.

ARTICLE 5

DISTRIBUTIONS

Section 5.01. Distributions. To the extent permitted by Applicable Law and hereunder, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distributions shall be made to the Members as of the close of business on the applicable record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 5.02 and 10.01; and provided further that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.01, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. Notwithstanding the foregoing, any distribution otherwise payable with respect to a Class B-1 Unit pursuant to this Section 5.01 that is not a vested Unit shall be retained by the Company and, once such Class B-1 Unit is vested, distributed to the holder of such Class B-1 Unit.

Section 5.02. Distributions for Payment of Income Tax.

(a) On each Tax Distribution Date, unless prohibited by law, the Company shall make a pro rata distribution to the Members (including holders of unvested Units) (a “Tax Distribution”), in accordance with their respective Percentage Interests, of an aggregate amount in cash sufficient for Intermediate Holdco to receive an amount in such Tax Distribution equal to a reasonable estimate of the Assumed Tax Liability for the corresponding Fiscal Quarter (before taking into account Section 5.02(b)).

(b) If any current or former Member transfers some or all of its Units to Pubco or Intermediate Holdco pursuant to the Exchange Agreement or otherwise in any Fiscal Quarter prior to the corresponding Tax Distribution Date (and therefore does not receive a Tax Distribution for such Fiscal Quarter in respect of such transferred Units pursuant to Section 5.02(a)), the portion of the Tax Distribution for such Fiscal Quarter attributable to the reasonable estimate of the Assumed Tax Liability for such Fiscal Quarter in respect of such transferred Units prior to such transfer shall be paid to the transferring Member (instead of distributed to Intermediate Holdco).

(c) At least ten Business Days prior to the due date for any payment required to be made under the Tax Receivables Agreement with respect to a Fiscal Year, the Company shall make a pro rata distribution to the Members (a “TRA Distribution”), in accordance with their respective Percentage Interests, of an aggregate amount in cash sufficient for Intermediate Holdco to receive a distribution in an amount equal to such payment due under the Tax Receivables Agreement.

(d) If there are not sufficient funds on hand to distribute the full amount otherwise required to be distributed pursuant to this Section 5.02, the amount distributable to each Member shall be reduced pro rata in proportion to the amounts the Members would otherwise receive under Sections 5.02(a), 5.02(b) and 5.02(c). The Company shall make future distributions as soon as funds become available to pay the remaining portion of such distribution pro rata among the Members in proportion to the amounts the Members would otherwise receive under Sections 5.02(a), 5.02(b) and 5.02(c).

(e) If in connection with the filing of an income tax return for a Fiscal Year or the settlement of an income tax contest with respect to a Fiscal Year, the Company reasonably determines that the sum of the actual Assumed Tax Liability for each Fiscal Quarter of such Fiscal Year (or any portion thereof) beginning on or after the Effective Time exceeds the sum of the Tax Distributions made to Intermediate Holdco in respect of such Fiscal Quarters (or any portion thereof) pursuant to Section 5.02(a) (taking into account Section 5.02(b)), within 10 Business Days of such filing or settlement, the Company shall make an additional Tax Distribution among the Members in accordance with their respective Percentage Interests in a manner consistent with Section 5.02(a) and (b) such that Intermediate Holdco receives an amount equal to such excess.

Section 5.03. Limitations on Distributions. Notwithstanding anything to the contrary contained in this Agreement, distributions to Members shall be subject to the restrictions contained in §18-607 of the Delaware LLC Act.

Section 5.04. Withholding.

(a) Authority to Withhold; Treatment of Withheld Amounts. Each Member hereby authorizes the Company and the Managing Member, on behalf of the Company, to withhold and pay to the applicable taxing authority any taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company (including the Member’s Allocable Share of any imputed underpayment paid by the Company or any income, withholding or other taxes paid or incurred with respect to or as a result of the Member, and any claims liabilities, interest, penalties or fees incurred with respect to any such taxes).

(b) Indemnification. All taxes paid or incurred by the Company with respect to or as a result of a Member (including the Member’s Allocable Share of any imputed underpayment paid by the Company or any income, withholding or other taxes paid or incurred with respect to or as a result of the Member, and any claims liabilities, interest, penalties or fees incurred with respect to any such taxes) (such amounts, “Tax Withholding Advances”), shall be repaid to the Company in the following manner: The Company may reduce the amount of any current or succeeding distribution (including any Tax Distribution or TRA Distribution) to any Member to the extent of such Member’s outstanding Tax Withholding Advances. To the extent a Tax Withholding Advance of a Member remains outstanding after reduction of the first four Tax Distributions and four TRA Distributions that would have otherwise been made to the Member following the incurrence of the Tax Withholding Advance (treating distributions as reducing Tax Withholding Advances in the order in which they were incurred), the Member shall indemnify and hold harmless the Company for the entire amount of such Tax Withholding Advance that remains outstanding. If a Member with an outstanding Tax Withholding Advance transfers some or all of its Units to Intermediate Holdco, Pubco or the Company, such Member shall indemnify and hold harmless the Company for the portion of such outstanding Tax Withholding Advance attributable to the transferred Units (and neither Intermediate Holdco nor Pubco shall succeed to such Tax Withholding Advance). If a Member with an outstanding Tax Withholding Advance transfers some or all of its Units to a Person (other than Intermediate Holdco, Pubco or the Company), such transferee Member shall succeed to the portion of such outstanding Tax Withholding Advance attributable to the transferred Units. In the event of a liquidation of Company, any liquidation proceeds otherwise payable to a Member will be reduced to the extent of such Member’s outstanding Tax Withholding Advances (if any) and, if such reduction is insufficient to repay the Company for the full amount outstanding of such Tax Withholding Advances, the Member shall indemnify and hold harmless the Company for the excess. This Section 5.04(b) shall apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.04(b), including instituting a lawsuit to collect such indemnification.

(c) Refunds. In the event that the Company receives a refund of taxes previously withheld, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Managing Member to offset the prior operation of this Section 5.04 in respect of such withheld taxes.

ARTICLE 6

ALLOCATIONS AND TAX MATTERS

Section 6.01. Capital Accounts and Adjusted Capital Accounts.

(a) Establishment of Capital Accounts. The Company shall establish and maintain for each Member on its books a capital account (a “Capital Account”). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the Book Value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (iii) allocations to such Member of Net Profits and any other items of income or gain allocated to such Member, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to such Member of Net Losses and any other items of loss or deduction allocated to such Member. The Capital Accounts shall also be increased or decreased to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Book Value. On the transfer of all or part of a Member’s Units, the Capital Account of the transferor that is attributable to the transferred Units shall carryover to the Permitted Transferee Member in accordance with the provisions of Treas. Reg. §1.704-1(b)(2)(iv)(1). A Member that has more than one class of Units shall have a single Capital Account that reflects all such Units.

(b) Negative Balances; Interest. None of the Members shall have any obligation to the Company or to any other Member to restore any negative balance in its Capital Account. No interest shall be paid by the Company on any Capital Contributions.

(c) No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 6.02. Additional Capital Contributions. Subject to Section 3.02, no Member shall be required to make any additional Capital Contributions to the Company or lend any funds to the Company, although any Member may agree with the Managing Member and become obligated to do so.

Section 6.03. Allocations of Net Profits and Net Losses. Subject to Section 6.04, Net Profits or Net Losses for any Fiscal Year or other period shall be allocated to the Members pro rata in accordance with their respective Percentage Interests.

Section 6.04. Regulatory Allocations.

(a) Notwithstanding any other provision of this Agreement, the following allocations shall be made for each Fiscal Year or other period:

(i) Notwithstanding any other provision of this Section 6.04, if there is a net decrease in Company Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. §1.704-2(f), (g)(2) and (j). For purposes of this Section 6.04, each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Article 6 with respect to such taxable period. This Section 6.04(a)(i) is intended to comply with the “minimum gain chargeback” requirement in Treas. Reg. §1.704-2(f) and shall be interpreted consistently therewith.

(ii) Notwithstanding the other provisions of this Section 6.04 (other than 6.04(a)(i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treas. Reg. §1.704-2(i)(4) and (j)(2). For purposes of this Section 6.04, each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.04(a), other than Section 6.04(a)(i) above, with respect to such taxable period. This Section 6.04(a)(ii) is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirement in Treas. Reg. §1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 6.04(a)(i) and 6.04(a)(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulations, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 6.04(a)(i) and 6.04(a)(ii).

(iv) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.04(a)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 6.04(a) have been tentatively made as if this Section 6.04(a)(iv) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their Percentage Interests.

(vi) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. §1.704-2(i) or Treas. Reg. §1.704-2(k). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(b) Nature of Allocations. The allocations set forth in Section 6.04(a) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.04(b). Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Managing Member shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 6.04(b), the Managing Member shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

Section 6.05. Allocation for Income Tax Purposes.

(a) Except as provided in Section 6.05(b), 6.05(c), 6.05(d) and 6.05(e), each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Sections 6.03 and 6.04.

(b) The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations using any method available under Treas. Reg. §1.704-3 selected by the Managing Member; provided, however, that (i) solely for Federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to any Company asset with a Book Value other than the tax basis of such Company asset (other than a Company asset that is a partnership interest for Federal income tax purposes) shall be allocated for Federal, state and local income tax purposes in accordance with the “traditional method with curative allocations”, but with curative allocations limited to curative allocations of gain from the sale or other disposition of each such asset (as described in section 1.704-3(c)(3)(iii)(B) of the Treasury Regulations) (the “Section 1.704-3(c)(3)(iii)(B) Method”), and (ii) any tax items not required to be allocated under the 1.704-3(c)(3)(iii)(B) Method shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Sections 6.03 and 6.04. Items allocated under this Section 6.05(b) shall neither be credited nor charged to the Members’ Capital Accounts.

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

(d) Any Section 707(c) Deduction (as defined in the Tax Receivables Agreement) will be entirely allocated to Intermediate Holdco (or its successor or applicable Subsidiary).

(e) If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

Section 6.06. Other Allocation Rules. All items of income, gain, loss, deduction and credit allocable to Units that have been transferred shall be allocated between the transferor and the transferee based on an interim closing of the Company’s books (as though the Company’s Fiscal Year had ended).

Section 6.07. Regulatory Compliance. The foregoing provisions are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied as provided in such Treasury Regulations. If the Managing Member shall determine that the manner in which the Capital Accounts or Adjusted Capital Accounts, or any increases or decreases thereto, are computed, or the manner in which any allocations are made under Sections 6.03 and 6.04, should be adjusted in order to comply with Sections 704(b) and 704(c) of the Code and Treasury Regulations thereunder, the Managing Member shall make such modifications, provided that the Managing Member shall not modify the manner of making distributions pursuant to this Agreement or the Section 1.704-3(c)(3)(iii)(B) Method.

Section 6.08. Certain Costs and Expenses. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the business of the Company, and (b) in the sole discretion of the Managing Member, reimburse the Managing Member for any out-of-pocket costs, fees and expenses incurred by it in connection therewith. To the extent that the Managing Member reasonably determines in good faith that its expenses are related to the business conducted by the Company and/or its Subsidiaries (including any good faith allocation of a portion of expenses that so relate to the business of the Company and/or its Subsidiaries and that also relate to other businesses or activities of the Managing Member), then the Managing Member may cause the Company to pay or bear all such expenses of the Managing Member, including, costs of securities offerings not borne directly by Members, compensation and meeting costs of its board of directors, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes (which are not based on, or measured by, income); provided that the Company shall not pay or bear any income tax obligations of the Managing Member; provided further that the payment of Tax Distributions to the Managing Member shall not be prevented by the foregoing. Payments under this Section 6.08 are intended to constitute reasonable compensation for past or present services and are not “distributions” within the meaning of §18-607 of the Delaware LLC Act.

ARTICLE 7

MANAGEMENT AND CONTROL OF BUSINESS

Section 7.01. Management. (a) The Members shall possess all rights and powers as provided in the Delaware LLC Act and otherwise by Applicable Law. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on them by the Delaware LLC Act with respect to the management and control of the Company.

(b) Other than with respect to the actions described in Section 10.01(a), the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including any officers thereof), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or officer of the Company) to enter into and perform any document on behalf of the Company.

(c) Except as otherwise expressly provided in this Agreement, and subject to any requisite approvals by the board of directors of Pubco and/or the stockholders of Pubco, as applicable, the Managing Member shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 7.02. Investment Company Act. The Managing Member shall use reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE 8

OFFICERS

Section 8.01. Officers. The Managing Member may designate one or more individuals to serve as officers of the Company. The Company shall have such officers as the Managing Member may from time to time determine, which officers may (but need not) include a Chief Executive Officer, a Chief Financial Officer, a Treasurer and a Secretary. Two or more offices may be held by the same individual. The officers of the Company may be removed by the Managing Member (or by the Chief Executive Officer to the extent the Managing Member delegates such authority to the Chief Executive Officer) at any time for any reason or no reason. The initial officers of the Company shall consist of the individuals set forth in Exhibit B hereto.

Section 8.02. Other Officers and Agents. The Managing Member may appoint such other officers and agents as it may deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member.

Section 8.03. Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have the general powers and duties of supervision and management usually vested in the office of a chief executive officer of a company. He or she shall preside at all meetings of Members if present thereat. Except as the Managing Member shall authorize the execution thereof in some other manner, he or she shall execute bonds, mortgages and other contracts on behalf of the Company.

Section 8.04. Treasurer. The Treasurer shall have the custody of Company funds and securities and shall keep full and accurate account of receipts and disbursements in a book belonging to the Company. He or she shall deposit all moneys and other valuables in the name and to the credit of the Company in such depositaries as may be designated by the Managing Member or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member or the Chief Executive Officer, taking proper vouchers for such disbursements. He or she shall render to the Managing Member and the Chief Executive Officer whenever either of them may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Company. If required by the Managing Member, the Treasurer shall give the Company a bond for the faithful discharge of his or her duties in such amount and with such surety as the Managing Member shall prescribe.

Section 8.05. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Members and all other notices required by Applicable Law or by this Agreement, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, or by the Managing Member. He or she shall record all the proceedings of the meetings of the Company in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Managing Member or by the Chief Executive Officer.

Section 8.06. Other Officers. Other officers, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Managing Member or by the Chief Executive Officer.

ARTICLE 9

TRANSFERS OF INTERESTS; ADMITTANCE OF NEW MEMBERS

Section 9.01. Transfer of Units. Other than as provided for below in this Section 9.01 or in Section 9.02, no Member may sell, assign, transfer, grant a participation in, pledge, hypothecate, encumber or otherwise dispose of (such transaction being herein collectively called a “Transfer”) all or any portion of its Units except with the approval of the Managing Member, which may be granted or withheld in its sole discretion. Notwithstanding the requirement to obtain the approval of the Managing Member as set forth in the immediately preceding sentence but otherwise in compliance with Sections 9.01 and 9.02, a Member, without the approval of the Managing Member, may, at any time, (i) Transfer any portion of such Member’s Units pursuant to the Exchange Agreement, or (ii) Transfer any portion of such Member’s Units to a Permitted Transferee of such Member. Any Transfer of Class B-1 Units to a Permitted Transferee of such Member must be accompanied by the transfer of an equal number of corresponding shares of Class B Common Stock to such Permitted Transferee. Any purported Transfer of all or a portion of a Member’s Units not complying with this Section 9.01 shall be void ab initio and shall not create any obligation on the part of the Company or the other Members to recognize that purported Transfer or to recognize the Person to which the Transfer purportedly was made as a Member. A Person acquiring a Member’s Units pursuant to this Section 9.01 shall not be admitted as a substitute or additional Member except in accordance with the requirements of Section 9.03, but such Person shall, to the extent of the Units transferred to it, be entitled to such Member’s (i) share of distributions, (ii) share of profits and losses, including Net Profits and Net Losses, and (iii) Capital Account in accordance with Section 6.01(a). Notwithstanding anything in this Section 9.01 or elsewhere in this Agreement to the contrary, if a Member Transfers all or any portion of its Units after the designation of a record date and declaration of a distribution pursuant to Section 5.01 and before the payment date of such distribution, the transferring Member (and not the Person acquiring all or any portion of its Units) shall be entitled to receive such distribution in respect of such transferred Units.

Section 9.02. Transfer of Intermediate Holdco’s Interest. Intermediate Holdco may not Transfer all or any portion of its Units held in the form of Class A-1 Units at any time, except to the Company as provided herein.

Section 9.03. Recognition of Transfer; Substitute and Additional Members. (a) No direct or indirect Transfer of all or any portion of a Member’s Units may be made, and no purchaser, assignee, transferee or other recipient of all or any part of such Units shall be admitted to the Company as a substitute or additional Member hereunder, unless:

(i) the provisions of Section 9.01 or Section 9.02, as applicable, shall have been complied with;

(ii) in the case of a proposed substitute or additional Member (other than a Permitted Transferee) that is (i) a competitor or potential competitor of Pubco or the Company or their Subsidiaries, (ii) a Person with whom Pubco or the Company or their respective Subsidiaries has had or is expected to have a material commercial or financial relationship or (iii) likely to subject Pubco or the Company or their respective Subsidiaries to any material legal or regulatory requirement or obligation, or materially increase the burden thereof, in each case as determined by the Managing Member in its sole discretion, the admission of the purchaser, assignee, transferee or other recipient as a substitute or additional Member shall have been approved by the Managing Member;

(iii) the Managing Member shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the Managing Member, executed and acknowledged by both the seller, assignor or transferor and the purchaser, assignee, transferee or other recipient, and the Managing Member shall have executed (and the Managing Member hereby agrees to execute) any other documents on behalf of itself and the Members required to effect the Transfer;

(iv) the provisions of Section 9.03(b) shall have been complied with;

(v) the Managing Member shall be reasonably satisfied that such Transfer will not (A) result in a violation of the Securities Act or any other Applicable Law; or (B) cause an assignment under the Investment Company Act;

(vi) such Transfer would not cause the Company to lose its status as a partnership for federal income tax purposes and, without limiting the generality of the foregoing, such Transfer shall not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Section 1.7704-1 of the Treasury Regulations; provided that a Transfer will not be prohibited on this basis so long as the Company continues to satisfy the “private placements” safe harbor pursuant to Treas. Reg. § 1.7704-1(h), as determined by the Company in its sole reasonable discretion exercised in good faith;

(vii) the Managing Member shall have received the opinion of counsel, if any, required by Section 9.03(c) in connection with such Transfer; and

(viii) all necessary instruments reflecting such Transfer and/or admission shall have been filed in each jurisdiction in which such filing is necessary in order to qualify the Company to conduct business or to preserve the limited liability of the Members.

(b) Each substitute Member and additional Member shall be bound by all of the provisions of this Agreement. Each substitute Member and additional Member, as a condition to its admission as a Member, shall execute and acknowledge such instruments (including a counterpart of this Agreement and the Exchange Agreement or a joinder agreement in customary form), in form and substance reasonably satisfactory to the Managing Member, as the Managing Member reasonably deems necessary or desirable to effectuate such admission and to confirm the agreement of such substitute or additional Member to be bound by all the terms and provisions of this Agreement with respect to the Units acquired by such substitute or additional Member. The admission of a substitute or additional Member shall not require the consent of any Member other than the Managing Member (if and to the extent such consent of the Managing Member is expressly required by this Article 9). As promptly as practicable after the admission of a substitute or additional Member, the Managing Member shall update the books and records of the Company and Exhibit A to reflect such admission.

(c) As a further condition to any Transfer of all or any part of a Member’s Units, the Managing Member may, in its discretion, require a written opinion of counsel to the transferring Member reasonably satisfactory to the Managing Member, obtained at the sole expense of the transferring Member, reasonably satisfactory in form and substance to the Managing Member, as to such matters as are customary and appropriate in transactions of this type, including, without limitation (or, in the case of any Transfer made to a Permitted Transferee, limited to an opinion) to the effect that such Transfer will not result in a violation of the registration or other requirements of the Securities Act or any other federal or state securities laws. No such opinion, however, shall be required in connection with a Transfer made pursuant to the Exchange Agreement.

Section 9.04. Expense of Transfer; Indemnification. All reasonable costs and expenses incurred by the Managing Member and the Company in connection with any Transfer of a Member’s Units, including any filing and recording costs and the reasonable fees and disbursements of counsel for the Company, shall be paid by the transferring Member. In addition, the transferring Member hereby indemnifies the Company against any losses, claims, damages or liabilities to which the Company, or any of its Affiliates may become subject arising out of or based upon any false representation or warranty made by such transferring Member or such transferee in connection with such Transfer.

Section 9.05. Exchange Agreement. In connection with any Transfer of any portion of a Member’s Units pursuant to the Exchange Agreement, the Managing Member shall cause the Company to take any action as may be required under the Exchange Agreement or requested by any party thereto to effect such Transfer promptly.

Section 9.06. Restrictions on Business Combination Transactions.

(a) The Company shall not be a party to (i) a transaction of any kind that would result in any Class A-1 Units being held by any Person other than the Managing Member or (ii) any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on members substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each in this clause (ii), a “Restricted Transaction”) without the approval of the Managing Member.

(b) The Company shall not be a party to any Restricted Transaction that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of Class A Common Stock for consideration (collectively, a “Consolidated Transaction”) unless (i) each holder of Class A Common Stock and Class B Common Stock (together with the corresponding number of Class B-1 Units) is allowed to participate pro rata in such Consolidated Transaction (as if the Class B Common Stock (together with the corresponding number of Class B-1 Units) were exchanged immediately prior to such Consolidated Transaction for Class A Common Stock pursuant to the Exchange Agreement); and (ii) the gross proceeds payable in respect of each Class B-1 Unit equals the gross proceeds that would be payable in such Consolidated Transaction in respect of the Class A Common Stock for which such Class B-1 Unit was exchanged immediately prior to such Consolidated Transaction pursuant to the Exchange Agreement.

(c) Nothing in this Section 9.06 shall be deemed to modify any of the rights of the parties to the Tax Receivables Agreement as set forth therein.

ARTICLE 10

DISSOLUTION AND TERMINATION

Section 10.01. Dissolution.

(a) The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(i) an election by the Managing Member to dissolve, wind up or liquidate the Company;

(ii) the sale, disposition or transfer of all or substantially all of the assets of the Company;

(iii) the entry of a decree of dissolution of the Company under §18-802 of the Delaware LLC Act; or

(iv) at any time there are no members of the Company, unless the Company is continued in accordance with the Delaware LLC Act.

(b) In the event of a dissolution pursuant to Section 10.01(a), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.01(f) in connection with such dissolution, taking into consideration legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with Applicable Laws.

(c) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been distributed as provided in this Section 10.01 and any filings required by the Delaware LLC Act have been made.

(d) Upon dissolution, the Company shall be liquidated and wound up in an orderly manner in accordance with the provisions of this Section 10.01. The Managing Member or a Person selected by the Managing Member shall act as liquidating trustee. The liquidating trustee shall wind up the affairs of the Company pursuant to this Agreement. The liquidating trustee is authorized, subject to the Delaware LLC Act, to sell, exchange or otherwise dispose of the assets of the Company, or to distribute Company assets in kind, as the liquidating trustee shall determine to be in the best interests of the Members. The reasonable out-of-pocket expenses incurred by the liquidating trustee in connection with winding up the Company (including legal and accounting fees and expenses), all other liabilities or losses of the Company or the liquidating trustee incurred in accordance with the terms of this Agreement, and reasonable compensation for the services of the liquidating trustee, in the case of a liquidating trustee that is not the Managing Member, shall be borne by the Company. Except as otherwise required by law and except in connection with any gross negligence, willful misconduct or bad faith of the liquidating trustee, the liquidating trustee shall not be liable to any Member or the Company for any loss attributable to any act or omission of the liquidating trustee taken in good faith in connection with the winding up of the Company and the distribution of Company assets. The liquidating trustee may consult with counsel and accountants with respect to winding up the Company and distributing its assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such counsel or accountants, provided that the liquidating trustee shall have used reasonable care in selecting such counsel or accountants.

(e) Upon dissolution of the Company, the expenses of liquidation (including compensation for the services of the liquidating trustee, in the case of a liquidating trustee that is not the Managing Member, and legal and accounting fees and expenses) and the Company’s liabilities and obligations to creditors shall be paid, or reasonable provisions shall be made for payment thereof, in accordance with Applicable Law, from cash on hand or from the liquidation of Company properties.

(f) A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 10.01 to minimize any losses otherwise attendant upon such winding up. Notwithstanding the generality of the foregoing, within 180 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order: (i) all debts and obligations of the Company, if any, shall first be paid, discharged or provided for by adequate reserves; and (ii) the balance shall be distributed to the Members in accordance with Section 5.01.

(g) The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood and agreed that any such return shall be made solely from Company assets).

Section 10.02. Termination. The Company shall terminate when all of the assets of the Company, after payment or reasonable provision for the payment of all debts, liabilities and obligations of the Company, shall have been distributed in the manner provided for in this Article 10 and the Managing Member shall cause the Certificate to be canceled in the manner required by the Delaware LLC Act.

ARTICLE 11

EXCULPATION AND INDEMNIFICATION

Section 11.01. Exculpation. To the fullest extent permitted by Applicable Law, and except as otherwise expressly provided herein, no Indemnitee shall be liable to the Company or any other Indemnitee for any Losses (as defined below), which at any time may be imposed on, incurred by, or asserted against, the Company or any other Indemnitee as a result of or arising out of the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed by such Indemnitee to be conferred on such Indemnitee, except to the extent such Losses (as defined below) arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct.

Section 11.02. Indemnification. To the fullest extent permitted by Applicable Law, each of (a) the Members, the Managing Member and their respective Affiliates, (b) the stockholders, members, managers, directors, officers, partners, employees and agents of the Members and the Managing Member and their respective Affiliates, and (c) the officers of the Company (each, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements, taxes and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, but in each case excluding any income taxes of the Indemnitees or taxes based on fees or other compensation received by or paid to the Indemnitees (collectively, “Losses”), which at any time may be imposed on, incurred by, or asserted against, the Indemnitee as a result of or arising out of this Agreement, the Company, its assets, business or affairs or the activities of the Indemnitee on behalf of the Company to the extent within the scope of the authority reasonably believed to be conferred on such Indemnitee; provided, however, that the Indemnitee shall not be entitled to indemnification for any Losses to the extent such Losses arise out of (i) the Indemnitee’s failure to act in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, the Indemnitee’s not having any reasonable cause to believe such conduct was unlawful, (ii) the Indemnitee’s material breach of this Agreement or any other Transaction Document, or (iii) the Indemnitee’s gross negligence or willful misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner specified in clause (i), (ii) or (iii) above. Any indemnification pursuant to this Article 11 shall be made only out of the assets of the Company and no Member shall have any personal liability on account thereof. The Company hereby acknowledges that one or more Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by certain entities who hold an interest in the Company or Pubco and have designated certain directors to serve on the board of Pubco (“Designating Stockholders”). The Company hereby agrees, unless Pubco is the indemnitor of first resort, in which case, the Company shall be indemnitor of second resort, (i) that the Company is the indemnitor of first resort (i.e., its obligations to an Indemnitee are primary and any obligation of the Designating Stockholders or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnitee is secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this agreement or any other agreement between the Company and the Indemnitee, without regard to any rights an Indemnitee may have against the Designating Stockholders or their insurers, and (iii) that the Company irrevocably waives, relinquishes and releases the Designating Stockholders from any and all claims against the Designating Stockholders for contribution, subrogation or any other recovery of any kind in respect thereof.

Section 11.03. Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 11.02 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as provided in this Article 11; provided that such undertaking shall be unsecured and interest free and shall be accepted without regard to an Indemnitee’s ability to repay amounts advanced and without regard to an Indemnitee’s entitlement to indemnification.

Section 11.04. Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article 11 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Delaware LLC Act, this Agreement, any other agreement, a policy of insurance or otherwise. The indemnification and advancement of expenses set forth in this Article 11 shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns of such a Person.

Section 11.05. Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article 11.

ARTICLE 12

ACCOUNTING AND RECORDS; TAX MATTERS

Section 12.01. Accounting and Records. The books and records of the Company shall be made and maintained, and the financial position and the results of its operations recorded, at the expense of the Company, in accordance with such method of accounting as is determined by the Managing Member. The books and records of the Company shall reflect all Company transactions and shall be made and maintained in a manner that is appropriate and adequate for the Company’s business.

Section 12.02. Tax Returns. The Company shall prepare and timely file all U.S. Federal, state, local and non-U.S. income tax returns required to be filed by the Company. Unless otherwise agreed by the Managing Member, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Managing Member. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. Unless otherwise extended by the Managing Member the Company shall deliver to each Member within forty-five days after the end of the applicable Fiscal Year a Schedule K-1 together with such additional information as may be reasonably required or requested by the Members in order to file their U.S. Federal tax, state, and local and non-U.S. income tax returns reflecting the Company’s operations and the operations of any of its Subsidiaries. In the event of an extension, (i) the Company shall nevertheless use reasonable best efforts to provide each Member within ninety days after the end of the applicable Fiscal Year a Schedule K-1 together with such additional information as may be reasonably required or requested by the Members in order to file their U.S. Federal, state, local and non-U.S. income tax returns reflecting the Company’s operations and the operations of any of its Subsidiaries and (ii) the Company shall use reasonable best efforts to provide each Member with an estimate of the net taxable income of the Company allocated to (or reasonably estimated to be allocated to) such member for a Fiscal Year, together with an estimate of the state apportionment of such income, within forty five days after the end of the applicable Fiscal Year. The Company shall bear the costs of the preparation and filing of its tax returns.

Section 12.03. Tax Partnership. Neither the Company nor any Member shall make an election for the Company or any Subsidiary to be classified as other than a partnership or entity disregarded as separate from its owner pursuant to Treas. Reg. § 301.7701-3 (an “Entity Classification Election”).

Section 12.04. Tax Elections. The Managing Member shall, on behalf of the Company, make or cause to be made the following elections on the appropriate forms or tax returns:

(a) to adopt the calendar year as the Company’s taxable year or Fiscal Year, if permitted under the Code;

(b) to adopt the accrual method of accounting and to keep the Company’s books and records on the U.S. federal income tax method;

(c) to elect to amortize the organizational expenses of the Company as permitted by Sections 195 and 709(b) of the Code;

(d) as required by the Tax Receivables Agreement, to make and maintain an election under Section 754 of the Code with respect to the Company (and to cause each of its Subsidiaries classified as a partnership for U.S. Federal income tax purposes to make and maintain such an election under Section 754 of the Code) for any Fiscal Year during which an Exchange (as such term is defined in the Tax Receivables Agreement) occurs; and

(e) any other election the Managing Member may deem appropriate and in the best interests of the Members (other than an Entity Classification Election).

Section 12.05. Tax Controversies.

(a) Except for any Fiscal Years beginning before January 1, 2018, the Managing Member (or its designee, which such designee shall act solely at the direction of the Managing Member) shall be the “partnership representative” of the Company (and each Subsidiary of the Company that is treated as a partnership for applicable tax purposes) for all purposes of Section 6223 of the Code and any analogous provisions of state or local tax law (the “Tax Matters Member”). For any Fiscal Years beginning before January 1, 2018, the Managing Member (or its designee, which such designee shall act solely at the direction of the Managing Member) shall be the Tax Matters Member (which role shall include acting as the “tax matters partner” under Section 6231(a)(7) of the Code, as in effect prior to the repeal of such section pursuant to the BBA Rules).

(b) If the Company, any Subsidiary of the Company or the Tax Matters Member receives a notice of proposed partnership adjustment with respect to the Company or any Subsidiary of the Company for any Fiscal Year (an “Adjustment Notice”), the Tax Matters Member shall use commercially reasonable efforts to, (1) promptly provide each Member written notice thereof, (2) use any available method under the BBA Rules to reduce the amount of any imputed underpayment reflected in such Adjustment Notice (including under Section 6225(c) of the Code and Treas. Reg. § 301.6225-2), and (3) determine in good faith the portion of the imputed underpayment reflected in such Adjustment Notice that would be allocated to each current or former Member if the Company (or, if applicable, any Subsidiary of the Company) made a Push-Out Election with respect to such Adjustment Notice (taking into account any available modifications described in clause (2) above and any Pull-In Elections) (such portion with respect to any Member, such Member’s “Allocable Share”). At the request of the Tax Matters Member, each Member shall use commercially reasonable efforts to provide the Tax Matters Member and the Company with any information available to such Member and with such representations, certificates, or forms relating to such Member (or its direct or indirect owners or account holders) and any other documentation, in each case, that the Tax Matters Member determines, in its reasonable discretion, are necessary to modify an imputed underpayment under Section 6225(c) of the Code or the Treasury Regulations or other official guidance thereunder.

(c) With respect to any Adjustment Notice, each Member may elect (such election, a “Pull-In Election”) to use the procedure set forth in Section 6225(c)(2) of the Code and any Treasury Regulations thereunder to reflect its Allocable Share of any imputed underpayment reflected on such Adjustment Notice (subject to any adjustments available under the Code and Treasury Regulations in filing such tax returns), and pay any taxes due with respect to such tax returns. Any Member who makes a Pull-In Election shall promptly provide notice thereof to the Company.

(d) To the extent the Company or any Subsidiary of the Company is required to pay any taxes pursuant to an Adjustment Notice (after taking into account any modifications described in Section 12.05(b)(2) and any Pull-In Elections), the Managing Member may cause the Company or any Subsidiary of the Company to either pay such taxes or make an election under Section 6226 of the Code (a “Push-Out Election”) to require each Member to reflect its Allocable Share of such taxes on its tax returns.

(e) Notwithstanding any other provisions of this Section 12.05, the Tax Matters Member shall not (i) settle any tax audit, contest or proceeding or (ii) make or change any tax election, in each case, that would (A) (x) materially affect the holders of Class B-1 Units as a class in a manner that is adverse or (y) materially affect the holders of Class B-1 Units as a class in a manner that is disproportionately adverse relative to holders of Class A-1 Units, in each case, without the prior written consent of Insignia and the Management Parties (only to the extent they hold any Class B-1 Units and not to be unreasonably withheld, conditioned or delayed), or (B) give rise to a claim for indemnification under the Intermediate Holdco Contribution Agreement, without the prior written consent of WTM (not to be unreasonably withheld, conditioned or delayed).

(f) If the Company, any Subsidiary of the Company or the Tax Matters Member receives an Adjustment Notice that relates to matters that could reasonably be expected to give rise to a material claim for indemnification under the Intermediate Holdco Contribution Agreement, the Tax Matters Member shall use commercially reasonable efforts to promptly provide WTM notice thereof. With respect to any such Adjustment Notice, WTM may elect on Intermediate Holdco’s behalf to make a Pull-In Election.

(g) The parties agree that WTM is intended to be an express third-party beneficiary of this Article 12 and shall be entitled to enforce its terms as though it were a party hereto. This Article 12 may not be amended to limit or reduce WTM’s rights hereunder without the prior written consent of WTM.

ARTICLE 13

ARBITRATION

The parties hereto shall attempt in good faith to resolve all claims, disputes and other disagreements arising hereunder or under the Exchange Agreement (each, a “Dispute”) by negotiation. If a Dispute cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other parties to the Dispute, be submitted to arbitration in the City of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who are knowledgeable about, and have recognized ability and experience in dealing with, the subject matter of the Dispute. The arbitrators will act by majority decision. Any decision of the arbitrators shall (a) be rendered in writing and shall bear the signatures of at least two arbitrators, and (b) identify the members of the Panel. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrators rule otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder.

ARTICLE 14

MISCELLANEOUS PROVISIONS

Section 14.01. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding by the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding between or among the parties with respect to such subject matter.

Section 14.02. Binding on Successors. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.03. Managing Member’s Business. Intermediate Holdco, as the sole Managing Member of the Company, hereby agrees that it (a) will not conduct any business other than the management and ownership of the Company and its Subsidiaries and (b) shall not own any other assets (other than on a temporary basis).

Section 14.04. Governing Law. This Agreement and the rights of the parties hereunder will be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof.

Section 14.05. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 14.06. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held illegal, invalid or unenforceable, the remainder of this Agreement or the application of such provision to other Persons or circumstances shall not be affected thereby.

Section 14.07. Notices. All notices, requests, consents and other communications hereunder (each, a “Notice”) to the Company or any Member shall be in writing and shall be deemed given or delivered: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic mail transmission, with confirmation of transmission, if sent during prior to 5:00 p.m. in the place of receipt on a Business Day, otherwise, the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage repaid. All Notices shall be addressed to such Member at the address set forth in Exhibit A hereto, or below with respect to the Company, or such other address as may hereafter be designated in writing by such party to the other parties:

If to the Company, to:

QL Holdings LLC

700 S. Flower St., Suite 640

Los Angeles, CA 90017

Attention: Steven Yi, Chief Executive Officer

with a copy (which shall not constitute notice to the Company) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Telephone: (212) 474-1322

Facsimile: (212) 474-3700

Attention: C. Daniel Haaren

Email: dhaaren@cravath.com

Section 14.08. Amendments. This Agreement may be amended (including, for purposes of this Section 14.08, any amendment effected directly or indirectly by way of a merger or consolidation of the Company) or waived, in whole or in part, by the Managing Member; provided, however, that (i) to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of any Member holding Class B-1 Units compared with the rights of any other Member holding Class B-1 Units, such amendment or waiver may only be made by the Managing Member upon the prior written consent of such disproportionately and adversely affected Member, (ii) to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of any holders of Class B-1 Units compared with the rights of holders of Class A-1 Units or any other series or class of Units, such amendment or waiver may only be made by the Managing Member upon the prior written consent of Insignia and the Management Parties (only to the extent they hold any Class B-1 Units) and their respective Permitted Transferees, (iii) to the extent any amendment or waiver, including any amendment or waiver of the Exhibits attached hereto, would disproportionately and adversely affect the rights of holders of Class A-1 Units compared with the rights of holders of Class B-1 Units or any other series or class of Unit, such amendment or waiver may only be made by the Managing Member and (iv) the following provisions may not be amended by the Managing Member without the prior written consent of Insignia and the Management Parties (only to the extent they hold any Class B-1 Units) and their respective Permitted Transferees: the definition of “Affiliate,” Sections 3.01(b), 3.04, 4.02, 4.03, 4.06, 5.01, 5.02, 5.04, Article 6, 9.01 9.02, 9.03(a)(vi), 9.05, 9.06, 14.03, 14.09, 14.11, this Section 14.08, Article 12, Article 13, and any defined terms used in any of the foregoing.

Section 14.09. Consent to Jurisdiction. Subject to Article 13, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought and maintained exclusively in any United States District Court sitting in the State of Delaware or the Court of Chancery of the State of Delaware. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 14.07. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 14.07) in any suit, action or proceeding brought in such courts.

Section 14.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.11. Tax Receivables Agreement. The Tax Receivables Agreement shall be treated as part of this Agreement as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations with respect to payments to a Member with respect to an Exchange (as defined in the Tax Receivables Agreement) by such Member.

[Signature pages follow]

IN WITNESS WHEREOF, the parties named below have duly executed this Agreement as of the date first written above.

COMPANY: QL HOLDINGS LLC

By:	/s/ Steven Yi
Name: Steven Yi
Title: Chief Executive Officer

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

MEMBERS: GUILFORD HOLDINGS, INC.

By:	/s/ Todd C. Pozefsky
Name: Todd C. Pozefsky
Title: President

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

INSIGNIA QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name: Tony Broglio
Title: President and Secretary

INSIGNIA A QL HOLDINGS, LLC

By:	/s/ Tony Broglio
Name: Tony Broglio
Title: President and Secretary

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

STEVEN YI

By:	/s/ Steven Yi

OBF INVESTMENTS, LLC

By:	/s/ Steven Yi
Name: Steven Yi
Title: Manager

O.N.E HOLDINGS LLC

By:	/s/ Eugene Nonko
Name: Eugene Nonko
Title: Manager

WANG FAMILY INVESTMENTS LLC

By:	/s/ Ambrose Wang
Name: Ambrose Wang
Title: Manager

QUOTELAB HOLDINGS, INC.

By:	/s/ Steven Yi
Name: Steven Yi
Title: President and CEO

KEITH CRAMER

By:	/s/ Keith Cramer

TIGRAN SINANYAN

By:	/s/ Tigran Sinanyan

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

LANCE MARTINEZ

By:	/s/ Lance Martinez

BRIAN MIKALIS

By:	/s/ Brian Mikalis

ROBERT PERINE

By:	/s/ Robert Perine

JEFFREY SWEETSER

By:	/s/ Jeffrey Sweetser

SERGE TOPJIAN

By:	/s/ Serge Topjian

KUANLING AMY YEH

By:	/s/ Kuanling Amy Yeh

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

PUBCO, solely for purposes of Section 3.01(b), Section 3.01(c), Section 3.02(b), Section 3.02(d), Section 3.02(e), Article 13, Section 14.09 and Section 14.10: MEDIAALPHA, INC.

By:	/s/ Steven Yi
Name: Steven Yi
Title: Chief Executive Officer

[Signature Page to QL Holdings LLC Fourth A&R LLC Agreement]

Exhibit A

Name and Address of Member	Number of Class A-1 Units	Number of Class B-1 Units	Percentage Interest
Guilford Holdings, Inc. 200 Hubbard Road Guilford, CT 06437	32,400,037	0	55.15%
Insignia
Insignia QL Holdings, LLC c/o Insignia Capital Group 1333 California Blvd, Suite 520 Walnut Creek, CA 94596 Attention: Tony Broglio	0	6,122,758	10.42%
Insignia A QL Holdings, LLC c/o Insignia Capital Group 1333 California Blvd, Suite 520 Walnut Creek, CA 94596 Attention: Tony Broglio	0	4,832,970	8.23%
Management Parties
Steven Yi	0	46,417	0.08%
OBF Investments, LLC Attention: Steven Yi	0	4,592,507	7.82%
O.N.E. Holdings LLC Attention: Eugene Nonko	0	4,638,924	7.90%
Wang Family Investments LLC Attention: Ambrose Wang	0	3,242,448	5.52%
QuoteLab Holdings, Inc. 700 S. Flower St., Suite 640 Los Angeles, CA 90017 Attention: Steven Yi	0	908,348	1.55%

Keith Cramer	0	368,389	0.63%
Tigran Sinanyan	0	499,841	0.85%
Lance Martinez	0	155,075	0.26%
Brian Mikalis	0	178,678	0.30%
Robert Perine	0	138,738	0.24%
Jeffrey Sweetser	0	169,497	0.29%
Serge Topjian	0	175,936	0.30%
Amy Yeh	0	234,621	0.40%
Other
YongGang (Jack) Qian	0	41,620	0.07%
Total	32,400,037	26,346,767	100.00%

Exhibit B

Name	Title
Steven Yi	President and Chief Executive Officer
Tigran Sinanyan	Treasurer and Chief Financial Officer
Lance Martinez	Secretary

Schedule I

1.	Melissa Rosno
2.	Randy Pensinger
3.	Andy Soltani
4.	Sergiy Zuban
5.	Cort Carlson
6.	Sarah Graves
7.	Sean Galusha
8.	Tigran Mekikian
9.	Benjamin Safran
10.	Thommy O. Guerrero
11.	Wu Tsung (Kai) Kao
12.	Tawny Graham
13.	Yousef Noor
14.	Anna Goranson
15.	Louise Rasho
16.	Erika Richardson
17.	James Kosta
18.	Gregory Picard
19.	Sean McCue
20.	Anthony Eccher
21.	John Tomlinson
22.	Cindy Madden
23.	Tony Leung
24.	Christina Mahoney
25.	Jonathan Doroski
26.	Colin Quigley
27.	Shant Aroch
28.	Adrian Nam
29.	Yanfei Shao
30.	Justin Fleming
31.	Harvey Taylor
32.	Erick Louie